Exhibit 8.1

[LETTERHEAD of Orrick, Herrington & Sutcliffe LLP]

October 21, 2016

Sungevity, Inc.

66 Franklin Street

Oakland, CA 94607

Ladies and Gentlemen:

We have acted as counsel to Sungevity, Inc., a Delaware corporation (“Sungevity”), in connection with the contemplated merger (the “Merger”) of Solaris Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Easterly Acquisition Corp., a Delaware corporation (“Easterly”), with and into Sungevity, pursuant to an Agreement and Plan of Merger, dated as of June 28, 2016 (the “Merger Agreement”), by and among Sungevity, Merger Sub and Easterly. The Merger is described in the joint proxy and consent solicitation statement/prospectus ("Proxy Statement/Prospectus"), which is included in the registration statement on Form S-4 filed on July 19, 2016 (as amended or supplemented through the date hereof) (the "Registration Statement") in connection with the Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. We have assumed that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, (iii) any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, in each case as if made without such qualification, (iv) on the Closing Date, Sungevity, Easterly and Merger Sub will deliver to us customary representations that are true, correct and complete without regard to any qualification based on belief, knowledge, materiality or similar qualification and that have been executed by appropriate and authorized officers of Sungevity, Easterly and Merger Sub (the “Officers’ Certificates”), (v) the parties to the Merger Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement and all covenants contained in the Officers’ Certificates will be performed without waiver or breach of any material provision thereof, and (vi) Sungevity, Easterly and Merger Sub will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below and in the Officers’ Certificate. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Sungevity, Inc.
October 21, 2016

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, the statements set forth in the Proxy Statement/Prospectus included in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS - U.S. Federal Income Tax Considerations to U.S. Sungevity Holders,” and “- U.S. Federal Income Tax Considerations to Non-U.S. Sungevity Holders,” insofar as such statements relate to matters of United States federal income tax law and legal conclusions with respect to those matters, represent our opinion (subject to the qualifications contained therein) as to the material United States federal tax laws referred to therein.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to or undertaken in connection with the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP